 Exhibit 99.1

First Financial Bank, N.A. Acquires Peoples Community Bank

▪	Expands First Financial Bank’s presence in Greater Cincinnati to over 50 banking centers
▪	Provides safety and stability for Peoples clients and depositors

Cincinnati, Ohio – July 31, 2009 -- First Financial Bancorp. (Nasdaq: FFBC) announced tonight that First Financial Bank, N.A., has purchased the banking operations of Peoples Community Bank, the subsidiary bank of Peoples Community Bancorp (Nasdaq: PCBI) through an agreement with the Federal Deposit Insurance Corporation (FDIC). The Office of Thrift Supervision declared Peoples Community Bank closed today and appointed the FDIC as receiver. The purchase by First Financial is effective immediately and includes approximately $538 million in total deposits.

“We are pleased to welcome the clients of Peoples Community Bank to First Financial and want to assure them that their deposits are safe, secure and readily accessible. It will be business as usual on Monday at all 19 of the former Peoples banking centers as they become a part of First Financial Bank,” said Claude Davis, president and chief executive officer of First Financial Bancorp. “Clients will recognize familiar banking center associates from Peoples who will continue to take care of their banking needs. We believe it’s a real positive for Peoples clients and look forward to building strong relationships with them.”

All deposits are being assumed by First Financial Bank resulting in no losses to any depositor. Over the weekend, Peoples Community Bank clients will be able to access their money by writing checks, accessing online banking, or using their ATM or debit card. Offices will be open on Saturday to answer client questions but the teller windows will be closed. Other First Financial banking centers will be open to assist Peoples clients as well.

“The purchase of these banking centers is a strategic fit and expands First Financial’s presence in Greater Cincinnati to over 50 locations. We’re excited to extend First Financial’s products, services and brand of banking to a larger client base,” Davis noted. “First Financial has been recognized for our stability and our focus on asset quality, liquidity and strong capitalization. Our strong financial position has enabled us to complete this strategic purchase.”

Clients of Peoples Community Bank with questions about the transaction may call the FDIC directly at 866-954-9536 or First Financial Bank at 888-907-3477. For more information about First Financial, visit www.bankatfirst.com/investor.

As a result of the receivership, First Financial terminated its previously announced purchase and assumption agreement with Peoples.

First Financial Bancorp plans to file a Form 8-K with the Securities and Exchange Commission that will provide more information regarding the transaction with the FDIC.

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2008. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations continue to deteriorate, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio, allowance for loan and lease losses and overall financial purpose; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on First Financial, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depository institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions, including our ability to successfully integrate Peoples Community Bank; the effect of changes in accounting policies and practices; adverse changes in the securities and debt markets; First Financial’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; uncertainties arising from First Financial’s participation in TARP, including impacts on employee recruitment and retention and other business practices, and uncertainties concerning the potential redemption of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K and other public documents filed with the Securities and Exchange Commission (SEC), as well as the most recent Form 10-Q filing for the quarter ended March 31, 2009. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/investor and on the SEC's website at www.sec.gov.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.8 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 82 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $1.6 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com/investor.

Additional Information - First Financial Bancorp
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com